Exhibit 99.1

TPT Global Tech's Medical Division Completes Manufacturing of the First of its Kind "Quiklab" a Mobile Turnkey Covid 19 Testing and Monitoring Lab

Our Quiklab Use Case utilizes and showcases all of TPT Global Tech's technology platforms strengths (Telecom, Media, SaaS, Medical and Smartphone) in a single business model pushing TPT Global Tech, we believe, to the forefront in the fight against Covid 19 testing and beyond.

SAN DIEGO, CA / ACCESSWIRE / June 18, 2020 / TPT Global Tech, Inc. ("TPTW, the Company or TPT Global Tech") (OTCBB:TPTW) announced today with the completion of a recent manufacturing acquisition "Aire Fitness" the Company's Medical Division, "TPT MedTech" has completed the manufacturing of what it believes is the first of its kind Mobile Turnkey Covid 19 Testing and Monitoring lab "Quiklab".

TPT MedTech has developed an approach which utilizes "Quiklab", a two-phase solution coupled to a PPE product distribution model. The PPE distribution model is focused in the Federal space (VA/DoD/FEMA/CDC/NG) as well as the top 20 National Hospital Group Purchasing Organizations (GPO).

TPT MedTech "Quiklab" developed a sequenced cohesive solution designed to address the risk of contracting COVID-19 inadvertently through touch or aerosolized. TPT MedTech "Quiklab" created this safety barrier with a two-phase independent Mobile Lab System. QUIKLAB CLEANSER Lab initially scans for fever, you enter lab and stand for 15 seconds while a fog (FDA APPROVED) eliminates 99.9% of topical viruses and bacteria. Upon completion the individual enters the QUIKLAB TESTING Lab for a mucosal swab. (13-15 min). This eliminates any individual who is COVID-19 active or appears symptom free. The QUIKLAB CLEANSER has significant applications well beyond just medical.

The point-of-care diagnostics or testing (POCD or POCT) marketplace is projected to reach 46.7 billion USD by 2024 from 28.5 billion USD in 2019, at a CAGR of 10.4%. Factors such as the high prevalence of infectious diseases in developing countries, increasing incidence of target conditions, growing government support, and rising preference for home healthcare across the globe are driving the growth of the market.

The rapid turnaround times, improved decision times, and time-critical decision-making of TPT MedTech "Quiklab" can result in total savings between 8-20% of laboratory costs for facilities that implement POC testing. The savings realized due to the decreased cost of waiting for results can be as much as $260USD per patient. For those that use and implement POC testing, waiting can improve by as much as 46 minutes per patient real-time scenarios-and days in standard laboratory settings. TPT MedTech Quiklab is uniquely positioned to serve this growing market demand.

"Our "Quiklab" Business Use Case utilizes and showcases all of TPT Global Tech's technology platforms strengths (Telecom, Media, SaaS, Medical and Smartphone) in a single business model pushing TPT Global Tech to the forefront in the fight against Covid 19 and beyond. At the same time we have positioned the company to deliver such an innovative testing and monitoring Healthcare and Telemedicine solutions to Companies, Government Agency and the general public domestically and internationally. We believe this unique product sets us apart from all the rest as we move deeper into this Global Pandemic while at the same time offering a day to day rapid testing and monitoring solution for everyday folks with or without Covid 19. Coupling "Quiklab" with our Telemedicine component in our upcoming Mobile TV and Social Media platform and our future SpeedConnect 4G+/5G Network infrastructure upgrade and expansion across our 10 State Rural Broadband network, we will feed 5G Data/Internet connections to our "Quiklab" customers across Rural America. As a New Generation Technology company it is important for TPT Global Tech to continue to diversify our portfolio of companies at the same time open up new markets and distribution channels to continue to expand our reach to deliver our Telecom, Media, Medical, SaaS and Smartphone technology platforms in the United States and Internationally " said Stephen Thomas CEO.

Stephen Thomas CEO of TPT Global Tech will appear Monday June 22, 2020 on the Stock Day Podcast Radio show with Everett Jolly.

About TPT Global Tech
TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cellphone services, Mobile phones Cellphone Accessories and Global Roaming Cellphones.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

CONTACT:

Rick Eberhardt
702-556-7096

SOURCE: TPT Global Tech, Inc.